Exhibit 99.2

PA Meadows LLC awarded Category 1 gaming license

Work to begin immediately on temporary slots casino to open in spring 2007

Pittsburgh—(Sept. 27, 2006) PA Meadows LLC today announced that its subsidiary, Washington Trotting Association, Inc., has been awarded a Category 1 gaming license by the Pennsylvania Gaming Control Board (PGCB) for the Meadows Racetrack & Casino. Work will begin immediately on constructing a temporary gaming facility that will provide a fully integrated gaming and racing experience. A formal groundbreaking will likely take place in October with the facility scheduled to open in spring 2007.

“We are pleased we were able to obtain approval from the Pennsylvania Gaming Control Board,” said Bill Paulos, a principal of Cannery Casino Resorts (CCR), which owns PA Meadows LLC. “The Board worked tirelessly with us. We are extremely confident in the success of the project and look forward to developing the very best racino project in Pennsylvania.”

A permanent 250,000-square-foot, two-story casino, which would hold 3,000 slot machines, will open within two years after the temporary racino is completed. Updates will be available on a new Web site, meadowsgaming.com, which will go live on Oct. 2.

The new amenities will include:

•                  A bar, lounge and stage in the center of the casino floor

•                  Two-story theater with tiered seating and balcony

•                  Premier steak house

•                  Multi-tiered 700-seat buffet style restaurant with views of the gaming floor and racetrack

•                  Sports bar connected to a simulcast center

•                  Climate-controlled grandstand seating

•                  Sky lit viewing gallery overlooking the racing paddock

•                  Convention area

•                  VIP area overlooking the lounge with a select view of the racetrack

CCR is owned by Millennium Gaming Inc. and an entity managed by Oaktree Capital Management, LLC.

CCR owns two highly-regarded resorts in Las Vegas, the Rampart Casino and the Cannery Casino & Hotel, and is beginning construction on a second Cannery branded casino in Las Vegas in early 2007.

Millennium Gaming Inc. has also been selected to operate the Crossroads Gaming Resort & Spa, a proposed four-star resort and slots casino in Straban Township, Adams County, Pa., pursuant to a management agreement. Crossroads has applied for a Category 2 license through the PGCB.

Oaktree Capital Management LLC is a Los Angeles-based global investment management firm with more than $30 billion in assets under management in specialized investment strategies.

Contact:
David La Torre
La Torre Communications
(717) 608-6337
david@latorrecommunications.com